Exhibit 4.5
HEARTLAND PAYMENT SYSTEMS, INC.
2008 EQUITY INCENTIVE PLAN
NOTICE OF STOCK OPTION GRANT
Optionee Name:
     You have been granted an option to purchase Common Stock of Heartland Payment Systems, Inc. (the “Company”) as follows:

Board Approval Date:	[ ]

Date of Grant:	[ ]

Exercise Price per Share:	$[ ]

Total Number of Shares Granted:	[ ]

Total Exercise Price:	$[ ]

Type of Option:	Shares Incentive Stock Option

Shares Nonstatutory Stock Option

Expiration Date:	[ ]

Vesting Commencement Date:	[ ]

Vesting/Exercise Schedule:	So long as you are in Continuous Service status with the Company (as defined in the Heartland Payment Systems, Inc. 2008 Equity Incentive Plan), the Shares underlying this Option shall vest and become exercisable in accordance with the following schedule:

Termination Period:	This Option may be exercised (as to vested shares only) for (A) one (1) month after a voluntary termination of Optionee’s employment or consulting relationship, and (B) three (3) months after an involuntary termination of Optionee’s employment or consulting relationship except as set out in Section 5 of the Option Agreement (but in no event later than the Expiration Date).

1

Optionee is responsible for keeping track of these exercise periods following termination for any reason of his or her service relationship with the Company. The Company will not provide further notice of such periods.

Transferability:	This Option may not be transferred.
     No Employment or Service Contract. In addition, you agree and acknowledge that your rights to any Shares underlying the Option will be earned only as you provide services to the Company over time, that the grant of the Option is not as consideration for services you rendered to the Company prior to your Vesting Commencement Date, and that nothing in this Notice or the attached documents confers upon you any right to continue your employment or consulting relationship with the Company for any period of time, nor does it interfere in any way with your right or the Company’s right to terminate that relationship at any time, for any reason, with or without Cause.
     Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice, the attached Stock Option Agreement or the Plan.
     By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the Heartland Payment Systems, Inc. 2008 Equity Incentive Plan and the Stock Option Agreement, both of which are attached and made a part of this document. You further acknowledge receipt of a copy of the Plan and the Stock Option Agreement, represent that you have read and are familiar with their provisions, and hereby accept the Option subject to all of their terms and conditions.

HEARTLAND PAYMENT SYSTEMS, INC.

By:
«Optionee»	Name:
Title:

IRS Circular 230 Disclosure: To ensure compliance with requirements imposed by the IRS, we inform you that any tax advice contained in this communication (including any attachments) (i) was not intended or written to be used, and cannot be used, for the purpose of avoiding any tax penalty and (ii) was not written to promote, market or recommend the transaction or matter addressed in the communication. Each taxpayer should seek advice based on the taxpayer’s particular circumstances from an independent tax advisor.

HEARTLAND PAYMENT SYSTEMS, INC.
2008 EQUITY INCENTIVE PLAN
STOCK OPTION AGREEMENT
     1. Grant of Option. Heartland Payment Systems, Inc., a Delaware corporation (the “Company”), hereby grants to [                    ] (“Optionee”), an option (the “Option”) to purchase the total number of shares of Common Stock (the “Shares”) set forth in the Notice of Stock Option Grant (the “Notice”), at the exercise price per Share set forth in the Notice (the “Exercise Price”) subject to the terms, definitions and provisions of the Heartland Payment Systems, Inc. 2008 Equity Incentive Plan (the “Plan”) adopted by the Company, which is incorporated in this Agreement by reference. Unless otherwise defined in this Agreement, the terms used in this Agreement shall have the meanings defined in the Plan.
     2. Designation of Option. This Option is intended to be an Incentive Stock Option as defined in Section 422 of the Code only to the extent so designated in the Notice, and to the extent it is not so designated or to the extent the Option does not qualify as an Incentive Stock Option under Applicable Law, then it is intended to be and will be treated as a Nonstatutory Stock Option.
     Notwithstanding the above, if designated as an Incentive Stock Option, in the event that the Shares subject to this Option (and all other Incentive Stock Options granted to Optionee by the Company or any Parent or Subsidiary, including under other plans of the Company) that first become exercisable in any calendar year have an aggregate fair market value (determined for each Share as of the date of grant of the option covering such Share) in excess of $100,000, the Shares in excess of $100,000 shall be treated as subject to a Nonstatutory Stock Option, in accordance with Section 5(c) of the Plan.
     3. Exercise of Option. This Option shall be exercisable during its term in accordance with the Vesting/Exercise Schedule set out in the Notice and with the provisions of Section 6 of the Plan as follows:
          (a) Right to Exercise.
               (i) This Option may not be exercised for a fraction of a share.
               (ii) In the event of Optionee’s death, Disability or other termination of employment, the exercisability of the Option is governed by Section 5 below, subject to the limitations contained in this Section 3.
               (iii) In no event may this Option be exercised after the Expiration Date of the Option as set forth in the Notice.

          (b) Method of Exercise.
               (i) This Option shall be exercisable by execution and delivery of any form of written notice approved for such purpose by the Company which shall state Optionee’s election to exercise the Option and the number of Shares in respect of which the Option is being exercised. Such written notice shall be signed by Optionee and shall be delivered to the Company by such means as are determined by the Plan Administrator in its discretion to constitute adequate delivery. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised upon receipt by the Company of such written notice accompanied by the Exercise Price.
               (ii) As a condition to the exercise of this Option and as further set forth in Section 12.6 of the Plan, Optionee agrees to make adequate provision for U.S. federal, state, local or foreign tax withholding obligations, if any, which arise upon the vesting or exercise of the Option, or disposition of Shares, whether by withholding, direct payment to the Company, or otherwise.
               (iii) The Company is not obligated, and will have no liability for failure, to issue or deliver any Shares upon exercise of the Option unless such issuance or delivery would comply with the Applicable Laws, with such compliance determined by the Company in consultation with its legal counsel. This Option may not be exercised until such time as the Plan has been approved by the stockholders of the Company, or if the issuance of such Shares upon such exercise or the method of payment of consideration for such shares would constitute a violation of any applicable federal or state securities or other law or regulation, including any rule under Part 221 of Title 12 of the Code of Federal Regulations as promulgated by the Federal Reserve Board. As a condition to the exercise of this Option, the Company may require Optionee to make any representation and warranty to the Company as may be required by the Applicable Laws. Assuming such compliance, for income tax purposes the Shares shall be considered transferred to Optionee on the date on which the Option is exercised with respect to such Shares.
     4. Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination of the following, at the election of Optionee:
          (a) cash or by check or wire transfer at the time the Option is exercised (denominated in U.S. dollars);
          (b) cancellation of indebtedness;
          (c) subject to any requirements of Applicable Laws and if approved by the Administrator, delivery of Optionee’s promissory note having such recourse, interest, security and redemption provisions as the Administrator determines to be appropriate;
          (d) by surrender of other shares (meaning, shares not subject to this Option) of Common Stock of the Company that have an aggregate Fair Market Value on the date of surrender equal to the Exercise Price of the Shares as to which the Option is being exercised. In the case of shares acquired directly or indirectly from the Company, such shares must have been owned by Optionee for such period of time as is necessary to avoid the Company’s incurring adverse accounting charges;
          (e) through a cashless “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of Shares having an aggregate Fair Market Value that does not exceed the aggregate exercise price; provided that the Company shall accept a cash or other payment from the Optionee to the extent of any remaining balance of the exercise price not satisfied by such reduction in the number of whole Shares to be issued; or
          (f) if the Company is at such time permitting broker-assisted sale and remittance cashless exercises (a “same-day sale”), delivery of a properly executed exercise notice together with irrevocable instructions to a broker participating in such cashless brokered exercise program to deliver promptly to the Company the amount required to pay the exercise price (and applicable withholding taxes).
     5. Termination of Relationship; Early Termination of Option. Following the date of termination of Optionee’s Continuous Service status for any reason (the “Termination Date”), Optionee may exercise the Option only as set forth in the Notice and this Section 5. To the extent that Optionee is not entitled to exercise this Option as of the Termination Date, or if Optionee does not exercise this Option within the Termination Period set forth in the Notice or the termination periods set forth below, the Option shall terminate in its entirety. In no event, may any Option be exercised after the Expiration Date of the Option as set forth in the Notice.
          (a) Termination. In the event of termination of Optionee’s Continuous Service status other than as a result of Optionee’s death, Disability or for Cause (each as defined in the Plan), Optionee may, to the extent Optionee is vested in the Option Shares at the Termination Date, exercise this Option during the Termination Period set forth in the Notice.
          (b) Other Terminations of Relationship. In connection with any termination other than a termination covered by Section 5(a), Optionee may exercise the Option only as described below:
               (i) Termination upon Disability of Optionee. In the event of termination of Optionee’s Continuous Service status as a result of Optionee’s Disability, Optionee may, but only within six (6) months from the Termination Date, exercise this Option to the extent Optionee was vested in the Option Shares as of such Termination Date.
               (ii) Death of Optionee. In the event of the death of Optionee (a) during the term of this Option and while an Employee or Consultant of the Company and having been in Continuous Service status since the date of grant of the Option, or (b) within thirty (30) days after Optionee’s Termination Date, the Option may be exercised at any time within twelve (12) months following the date of death by Optionee’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but only to the extent Optionee was vested in the Option as of the Termination Date.

               (iii) Termination for Cause; Harmful Conduct; Forfeiture. In the event Optionee’s Continuous Service status is terminated for Cause, or Optionee has engaged in Harmful Conduct (as defined in the Plan) at any time during or following the termination of Optionee’s Continuous Service status, the Option shall terminate immediately upon such termination for Cause or such date that the Company has notified Optionee in writing regarding the Harmful Conduct. The Administrator shall have authority to effect such procedures and take such actions as are necessary to carry out the legal intent of this Section 5(b)(iii), including such procedures and actions as are required to cause Optionee to forfeit and return to the Company unvested Shares purchased under the Option, if applicable, and/or remit to the Company the taxable income realized upon the exercise of the Option or the sale of the underlying Shares issued upon exercise of the Option, as set forth in Section 12.9 of the Plan.
          (c) Termination of Option. This Option may terminate prior to its Expiration Date and prior to the dates specified under Section 5(a) and (b) above under certain circumstances as set forth in Section 15 of the Plan.
     6. Non-Transferability of Option. Except as otherwise set forth in the Notice, this Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution and may be exercised during the lifetime of Optionee only by him or her. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of Optionee.
     7. Tax Consequences. The Company has not provided any tax advice with respect to this Option or the disposition of the Shares. Optionee should obtain advice from an appropriate independent professional adviser with respect to the taxation implications of the grant, exercise, assignment, release, cancellation or any other disposal of this Option (each, a “Trigger Event”) and on any subsequent sale or disposition of the Shares. Optionee should also take advice in respect of the taxation indemnity provisions under Section 8 below. The per share Exercise Price of the Option is intended to be at least equal to the fair market value of the Company’s Common Stock at the date of grant. The Company has attempted in good faith to make the fair market value determination in compliance with applicable tax law although there can be no certainty that the IRS will agree. If the IRS does not agree and asserts the fair market value at the time of grant is higher than the Exercise Price, the IRS could seek to impose greater taxes on Optionee, including interest and penalties under Internal Revenue Code Section 409A. While the Company thinks this is an unlikely event, the Company cannot provide absolute assurance and Optionee may want to consult Optionee’s own tax adviser with any questions.
     8. Optionee’s Taxation Indemnity.
          (a) To the extent permitted by law, Optionee hereby agrees to indemnify and keep indemnified the Company and the Company as trustee for and on behalf of any affiliate entity, in respect of any liability or obligation of the Company and/or any affiliate entity to account for income tax or any other taxation provisions under the laws of Optionee’s country or citizenship and/or residence to the extent arising from a Trigger Event or arising out of the acquisition, retention and disposal of the Shares.

          (b) The Company shall not be obliged to allot and issue any of the Shares or any interest in the Shares unless and until Optionee has paid to the Company such sum as is, in the opinion of the Company, sufficient to indemnify the Company in full against any liability the Company has for any amount of, or representing, income tax or any other tax arising from a Trigger Event (the “Option Tax Liability”), or Optionee has made such other arrangement as in the opinion of the Company will ensure that the full amount of any Option Tax Liability will be recovered from Optionee within such period as the Company may then determine.
     9. Data Protection.
          (a) To facilitate the administration of the Plan and this Agreement, it will be necessary for the Company (or its payroll administrators) to collect, hold and process certain personal information about Optionee and to transfer this data to certain third parties such as brokers with whom Optionee may elect to deposit any share capital under the Plan. Optionee consents to the Company (or its payroll administrators) collecting, holding and processing Optionee’s personal data and transferring this data to the Company or any other third parties insofar as is reasonably necessary to implement, administer and manage the Plan.
          (b) Optionee understands that Optionee may, at any time, view Optionee’s personal data, require any necessary corrections to it or withdraw the consents herein in writing by contacting the Company, but acknowledges that without the use of such data it may not be practicable for the Company to administer Optionee’s involvement in the Plan in a timely fashion or at all and this may be detrimental to Optionee.
     10. Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of law.
     11. Effect of Agreement. Optionee acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof (and has had an opportunity to consult counsel regarding the Option terms), and hereby accepts this Option and agrees to be bound by its contractual terms as set forth herein and in the Plan. Optionee hereby agrees to accept as binding, conclusive and final all decisions and interpretations of the Plan Administrator regarding any questions relating to the Option. In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of the Notice and this Agreement, the Plan terms and provisions shall prevail. The Option, including the Plan, constitutes the entire agreement between Optionee and the Company on the subject matter hereof and supersedes all proposals, written or oral, and all other communications between the parties relating to such subject matter.
     12. Further Instruments. The parties agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
[Signature Page Follows]

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one document.

OPTIONEE	HEARTLAND PAYMENT SYSTEMS, INC.

By:

(Signature)

Name:

(Printed Name)

Dated:
Title: